ASSIGNMENT OF NOTE

        THIS ASSIGNMENT is entered into effective this 18th day of October, 2001 by and between Global Casinos, Inc., a Utah corporation ("Assignor"), OnSource Corporation, a Delaware corporation ("Assignee"), and Marie Kanger ("Holder").

WITNESSETH

        WHEREAS, Assignee is the Holder of certain Notes dated October 18, 2001 ("Notes") in the principal amount of $53,478,66 (the "Notes") in favor of Holder;

        WHEREAS, Assignor desires to assign to Assignee all of its liabilities and obligations under the Notes;

        WHEREAS, Assignee is willing to assume Assignor's obligations under the Notes and to indemnify, defend and hold Assignor harmless thereunder; and

        WHEREAS, Holder is willing to consent to the assignment of the Notes to Assignee and the assumption by Assignee of Assignor's obligations thereunder.

        NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

 1.        Assignment. Effective October 18, 2001 (the "Assignment Date"), Assignor hereby assigns, transfers and conveys to Assignee any and all of Assignor's obligations and liabilities under the Notes, including, without limitation, the obligation to pay to the Holder thereof the principal and all accrued and unpaid interest thereon. Assignor represents and warrants that (i) Assignor has the right, power and authority to execute this Assignment; (ii) that the Notes are the good, valid and binding agreement of the parties thereto and their assignees and are in full force and effect in accordance with their terms which have not been amended or modified; and (iii) that no act or omission on the part of Assignor has occurred which would constitute a default under the Notes.

2.        Acceptance, Assumption and Indemnification. Assignee hereby accepts the foregoing assignment and transfer and promises to assume, observe and perform all obligations required of Assignor under the Notes whether accruing on or before the Assignment Date or thereafter for so long as the Notes remain outstanding, unpaid and in full force and effect. Assignee shall indemnify, defend and hold harmless Assignor, its affiliates, agents and assigns, from any and all claims, demands, actions, causes of action, suits, proceedings, damages, liabilities, costs and expenses of every nature whatsoever, including attorneys' fees, which arise from or relate to the Notes.

3.        Consent to Assignment and Assumption. Holder, for itself, its successors and assigns, hereby consents to the assignment of the Notes by Assignor to Assignee and the assumption by Assignee of all obligations of Assignor to pay principal and accrued interest and other sums which may become due and owing to Holder under the Notes. By this consent, Holder releases and forever discharges Assignor from any further obligation or liability whatsoever under the Notes and agrees to look solely and exclusively to Assignee for the payment of all sums due or which may become due to Holder thereunder.

4.        Binding Effect. This Agreement shall be binding upon the parties hereto, their successors and assigns.

        IN WITNESS WHEREOF, the parties have executed this NOTE as of the date first above written.
ASSIGNOR:
GLOBAL CASINOS, INC.
By: __________________________________
Its:___________________________________

ASSIGNEE:
ONSOURCE CORPORATION
By: __________________________________
Its:___________________________________

HOLDER:
_________________________________________
MARIE KANGER